Exhibit 99

O’Sullivan Industries Announces New
Executive Vice President – Operations

Lamar, MO, July 14, 2004. O’Sullivan Industries Holdings, Inc. today announces the appointment of Michael D. Orr to the position of Executive Vice President — Operations.

In addition to being a key member of the O’Sullivan executive team, Mr. Orr will be responsible for all aspects of manufacturing and supply chain management at O’Sullivan Furniture. Mr. Orr will report directly to Bob Parker, O’Sullivan’s President and Chief Executive Officer.

Mr.Orr joins O’Sullivan Furniture from Newell Rubbermaid, a global manufacturer and marketer of name-brand consumer products, where he most recently served as Group Vice President of Operations for the Sharpie Group. Prior to his eight years at Newell Rubbermaid, Mr. Orr spent ten years at Allied Signal in various operations functions.

We are delighted to welcome Mike to the O’Sullivan Furniture executive team,” said Bob Parker. “The environment for domestic manufacturers has changed dramatically over the past few years. Only those companies that continuously seek to improve their operations and explore new directions will have a competitive edge in today’s global economy. We feel Mike has the leadership skills and experience to step into this role and help lead O’Sullivan Furniture’s operations and the company as a whole to a stronger future.”

The forward-looking statements in this release involve risks and uncertainties that are dependent upon a number of factors such as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations, and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those expressed in the forward-looking statements. Please review O’Sullivan’s Form 10-K and most recent Form 10-Q reports filed with the Securities and Exchange Commission.

For more information contact:
Rick Walters, Executive Vice President and CFO (417) 682-8312